EXHIBIT 99.1

ENGlobal Announces Third Quarter 2024 Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / NOVEMBER 12, 2024 / ENGlobal Corporation (NASDAQ:ENG), a provider of innovative engineering project solutions focused on the energy industry, today announced it has filed its third quarter 2024 report on Form 10-Q with the U.S. Securities and Exchange Commission for the three-months ended September 28, 2024. The report details ENGlobal’s financial and operational results.

Revenues for the three months ended September 28, 2024 were $5.7 million compared to $9.5 million for the same period in 2023. Net loss improved for the quarter by $0.2 million to $0.5 million from a net loss of $0.7 million for the same period a year ago.

Results for the three-month periods include a non-recurring revenue adjustment of $1.5 million in 2023 and a lease impairment adjustment of $0.9 million in 2024.  Excluding these adjustments, gross profit percentage for the quarter increased by 87% to 8.4% from 4.5%, and SG&A decreased by $0.7 million to $1.8 million from $2.5 million, which resulted in a net loss improvement of $0.8 million to $1.4 million from $2.2 million.

“We continue to make sequential improvements in operating efficiency as our gross margin percentage improved and we reduced SG&A costs for the third consecutive quarter,” said William A. Coskey, P.E., ENGlobal’s Founder, Chairman and Chief Executive Officer. “We continue to work diligently to grow our book of business across all segments.”

Revenues for the nine months ended September 28, 2024 were $18.4 million compared to $32.4 million for the same period in 2023. Net loss improved by $8.3 million to $3.1 million from a net loss of $11.4 million for the same period a year ago.

“We continue to work toward strategic opportunities to gain scale and find partnerships that will provide value for ENGlobal shareholders,” added Coskey. “We believe that the results from the recent election will provide a path forward to meet our  strategic objectives.”

“While we have made significant progress on repositioning ENGlobal, we still have work to do in the coming weeks and months,” concluded Coskey. “Over the course of the remainder of 2024, our focus is on further strengthening the financial and operating position of the company and working hard to execute on strategic opportunities that add tangible value for our shareholders.”

ENGlobal’s comprehensive financial statements can be found in the Company’s quarterly report filed on Form 10-Q with the U.S. Securities and Exchange Commission.

About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two reportable segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.